Exhibit 1.1

Intelsat S.A.

Société anonyme

Siège Social: 4 rue Albert Borschette - L-1246 Luxembourg

RCS Luxembourg B162135

•	The Company has been incorporated pursuant to a deed of Maître Henri HELLINCKX, notary with residence in Luxembourg, on July 8, 2011,

•	The articles of incorporation have been amended for the last time pursuant to a deed of Maître Cosita DELVAUX, notary with residence in Redange-sur-Attert, on June 19, 2014.

CONSOLIDATED ARTICLES OF INCORPORATION

AS AT 19TH JUNE, 2014

•	In case of discrepancies between the English and the French text, the English version will be binding.

Art. 1. Form, Name. There exists among the shareholder(s) and all those who may become owners of the Shares hereafter a company in the form of a société anonyme, under the name of Intelsat S.A. (the “Company”).

Art. 2. Duration. The Company is established for an undetermined duration. The Company may be dissolved at any time by a resolution of the Shareholders adopted in the manner required for amendment of these Articles of Incorporation.

Art. 3. Registered office.

3.1 The Company has its registered office in the City of Luxembourg, Grand Duchy of Luxembourg. It may be transferred to any other place or municipality in the Grand Duchy of Luxembourg by means of a resolution of a General Meeting deliberating in the manner provided for amendments to the Articles.

3.2 The address of the registered office may be transferred within the same municipality by decision of the Board of Directors.

3.3 The Company may have offices and branches, both in Luxembourg and abroad.

3.4 In the event that the Board of Directors determines that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communications between such office and Persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the Board of Directors.

Art. 4. Purpose, Object.

4.1 The object of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, or other entities or enterprises, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities or rights of any kind including interests in partnerships, and the holding, acquisition, disposal, investment in any manner (in), development, licensing or sub licensing of, any patents or other intellectual property rights of any nature or origin as well as the ownership, administration, development and management of its portfolio. The Company may carry out its business through branches in Luxembourg or abroad.

4.2 The Company may further conduct or be involved in any way in, directly or indirectly, any satellite telecommunications or other telecommunications or communications related business in the broadest sense, including without limitation the owning and/or operation of satellites, teleports, any ground assets, and any related or connected activity.

4.3 The Company may borrow in any form and proceed to the private or public issue of shares, bonds, convertible bonds and debentures or any other securities or instruments it deems fit.

4.4 In a general fashion the Company may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises or Persons in which the Company has an interest or which form part of the group of companies to which the Company belongs or any entity or Person as the Company may deem fit (including up-stream or cross-stream), take any controlling, management, administrative and/or supervisory measures and carry out any operation which it may deem useful in the accomplishment and development of its purposes.

4.5 Finally, the Company may perform all commercial, technical and financial or other operations, connected directly or indirectly in all areas in order to facilitate the accomplishment of its purpose.

Art. 5. Share capital.

5.1 The Company has an issued share capital of one million eighty-eight thousand nine hundred and ninety-seven US Dollars and twenty-three cents (USD 1,088,997.23) represented by a total of one hundred and five million four hundred and forty nine thousand seven hundred and twenty three (105,449,723) fully paid Common Shares and three million four hundred and fifty thousand (3,450,000) fully paid Preferred A Shares, each with a nominal value of one US Dollar cent (USD 0.01), with such rights and obligations as set forth in the present Articles.

5.2 The authorised share capital of the Company (including the issued share capital) is set at ten million USDollars (USD 10,000,000) to be represented by one billion (1,000,000,000) Shares of any Class, each with a nominal value of one USD cent (USD 0.01).

5.2.1 The authorized un-issued share capital (and any authorization granted to the Board of Directors in relation thereto) shall be valid for a period ending on the fifth (5th) anniversary of the date of publication of the minutes of the extraordinary General Meeting of shareholders held on June 19, 2014 in the official gazette of Luxembourg.

5.2.2 The Board of Directors, or any delegate(s) duly appointed by the Board of Directors, may from time to time issue Shares of any Class (or any rights, securities or other entitlement to Shares of any Class) as it determines within the limits of the authorised un-issued Share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves as well as by conversion of Preferred A Shares into Common Shares or as dividends or other distributions whether in lieu of cash dividend or other distribution payments or not at such times and on such terms and conditions, including the issue price, as the Board of Directors or its delegate(s) may in its or their discretion resolve without reserving any preferential or pre-emptive subscription rights to existing Shareholders of any Class (including by way of incorporation of reserves). The General Meeting has waived and suppressed and has authorised the Board of Directors to waive, suppress or limit any preferential or pre-emptive subscription rights of Shareholders to the extent the Board deems such waiver, suppression or limitation advisable for any issue or issues of Shares of any Class (or any rights, securities or other entitlement to Shares of any Class) within the authorised (un-issued) Share capital. Upon an issue of Shares within the authorised Share capital the Board shall have the present Articles amended accordingly. Shares may be issued in either Class without having to respect any ratio amongst classes (provided that the Preferred A Shares may not represent more than 50% of the issued share capital at any time).

5.3 The issued and/or authorized unissued capital of the Company may be increased, reduced, amended or extended one or several times by a resolution of the General Meeting of Shareholders adopted in compliance with the quorum and majority rules set by these Articles of Incorporation or, as the case may be, by law for any amendment of these Articles of Incorporation.

5.4 The Company may not issue fractional Shares and no fractions of Shares shall exist at any time. The Board of Directors shall however be authorised at its discretion to provide for the payment of cash or the issuance of scrip in lieu of any fraction of a Share.

5.5 The Company or its subsidiaries may proceed to the purchase or repurchase of its own Shares and may hold Shares in treasury, each time within the limits laid down by law.

5.6 Any Share premium or other capital contribution or other available reserve account shall be freely distributable in accordance with the provisions of these Articles.

Art. 6. Securities in registered form only.

6.1 Shares

6.1.1 Shares of the Company are in registered form only.

6.1.2 A register of Shares will be kept by the Company. Ownership of registered Shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 6.1.3, such separate register. Without prejudice to the conditions for transfer by book entry in the case provided for in Article 6.1.7 or as the case may be applicable law, and subject to the provisions of Article 8, a transfer of registered Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

6.1.3 The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered Shares entered therein and the holders of Shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The Board of Directors may however impose transfer restrictions for Shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company’s registered office may always be requested.

6.1.4 Subject to the provisions of Article 6.1.7 and Article 8, the Company may consider the Person in whose name the registered Shares are registered in the register(s) of Shareholders as the full owner of such registered Shares. The Company shall be completely free from any responsibility in dealing with such registered Shares towards third parties and shall be justified in considering any right, interest or claims of such third parties in or upon such registered shares to be non-existent, subject, however, to any right which such third party might have to demand the registration or change in registration of registered Shares. In the event that a holder of registered Shares does not provide an address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of Shareholders by means of written notification to the Company or the relevant registrar.

6.1.5 The Board may decide that no entry shall be made in the register(s) of Shareholders and no notice of a transfer shall be recognised by the Company or a registrar during the period starting on the fifth (5) business day before the date of a General Meeting and ending at the close of that General Meeting, unless the Board sets a shorter time limit or unless otherwise mandatorily required by law.

6.1.6 All communications and notices to be given to a registered Shareholder shall be deemed validly made to the latest address communicated by the Shareholder to the Company.

6.1.7 Where Shares are recorded in the register(s) of Shareholders on behalf of one or more Persons in the name of a securities settlement system or the operator of such a system or in the name of a professional securities depositary or any other depositary (such systems, professionals or other depositaries being referred to hereinafter as «Depositaries») or of a sub-depositary designated by one or more Depositaries, the Company - subject to having received from the Depositary with whom those Shares are kept in account a certificate or confirmation in proper form - will permit those Persons to exercise the rights attached to those Shares, including admission to and voting at General Meetings (to the extent the relevant Shares carry voting rights). The Board of Directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company may make dividend payments and any other payments in cash, Shares or other securities only to the Depositary or sub-depositary recorded in the register(s) or in accordance with its instructions, and such payment will effect full discharge of the Company’s obligations.

6.1.8 The Shares are indivisible vis-à-vis the Company which will recognise only one holder per Share. In case a Share is held by more than one Person, the Persons claiming ownership of the Share will be required to name a single proxy to represent the Share vis-à-vis the Company. The Company has the right to suspend the exercise of all rights attached to such Share until one Person has been so appointed. The same rule shall apply in the case of a conflict between an usufructuary and a bare owner or between a pledgor and a pledgee.

6.2 Other Securities

6.2.1 Securities (other than Shares which are covered by Article 6.1) of the Company are in registered form only.

6.2.2 The provisions of Article 6.1 shall apply mutatis mutandis.

Art. 7. Preferred A Shares.

7.1 Status

7.1.1 The Preferred A Shares are mandatory convertible junior non-voting preferred Shares (actions préférentielles junior sans droits de vote convertibles obligatoirement en actions ordinaires) of the Company with such terms as set forth in the Articles of Incorporation.

7.1.2 Each Preferred A Share is identical in all respects to every other Preferred A Share. The Preferred A Shares, subject as set forth herein, rank (i) senior to all Junior Shares, (ii) on parity with all Parity Shares and (iii) junior to all Senior Shares and the Company’s existing and future indebtedness, with respect to their Preferred Dividend or distribution rights or rights upon the liquidation, winding-up or dissolution of the Company (as referred to under Article 7.4).

7.1.3 The Preferred A Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in these Articles of Incorporation or as provided by mandatory applicable law.

7.1.4 For the avoidance of doubt it is clarified that the Preferred A Shares shall not be subject any redemption sinking fund or similar provisions.

7.2 Non-Voting

7.2.1 The Preferred A Shareholders shall not have any voting rights with respect to their Preferred A Shares except as set forth herein or as otherwise from time to time required mandatorily by Company Law.

7.2.2 The Preferred A Shareholders shall be entitled to vote in every General Meeting called upon to deal with the following matters:

7.2.2.1 the issue of new shares carrying preferential rights;

7.2.2.2 the determination of the preferential cumulative dividend attaching to the non-voting shares;

7.2.2.3 the conversion of non-voting preferred Shares into common Shares;

7.2.2.4 the reduction of the capital of the Company;

7.2.2.5 any change to the Company’s corporate object;

7.2.2.6 the issue of convertible bonds;

7.2.2.7 the dissolution of the Company before its term;

7.2.2.8 the transformation of the Company into a company of another legal form;

7.2.3 The Preferred A Shares further entitle the Preferred A Shareholders to vote on such matters and on such terms as set forth in Article 20.2.

7.2.4 The Preferred A Shareholders shall further in accordance with Company Law have the same voting rights as the holders of Common Shares at all meetings, in case, despite the existence of net profits available in the Company for that purpose, the (cumulative) Preferred Dividends have not been paid in their entirety for any reason whatsoever for a period of two successive financial years (a «Nonpayment») and until such time as all (cumulative) Preferred Dividends shall have been paid in full.

7.2.5 Save where the Preferred A Shares have voting rights, no account shall be taken of the Preferred A Shares in determining the conditions as to quorum and majority at General Meetings and in such case, any reference to Shares and Shareholders shall be, for the avoidance of doubt, only to Common Shares or holders of Common Shares.

7.3 Preferred Dividends

7.3.1 Rate

Subject to the rights of holders of any class or series of Shares ranking senior to the Preferred A Shares with respect to dividends or other distributions, Preferred A Shareholders shall be entitled to receive, when, as and if declared by the General Meeting or, in case of interim dividends, the Board of Directors, out of profits or reserves of the Company legally available therefor, a cumulative dividend at the rate per annum of five point seventy-five per cent (5.75%) on the Liquidation Preference per Preferred A Share (the «Dividend Rate») (equivalent to two point eight seven five US Dollars (USD 2.875) per annum per Preferred A Share) (the «Preferred Dividend»).

Except as otherwise provided herein, the Preferred Dividend on any Preferred A Share converted to Common Shares shall cease to accumulate on the Mandatory Conversion Date, the Cash Acquisition Conversion Date or the Early Conversion Date (each, a «Conversion Date»), as applicable.

Preferred A Shareholders shall not be entitled to any dividends or other distributions (other than the Liquidation Preference on liquidation) on the Preferred A Shares, whether payable in cash, property or Common Shares, in excess of the full Preferred Dividend.

7.3.2 Preferred Dividends on the Preferred A Shares may be declared annually, semi-annually (each time with installments) or quarterly by the General Meeting or as interim dividends by the Board and if and to the extent declared shall be payable quarterly (as the case may be by installments) on each Dividend Payment Date at the Dividend Rate. The entitlement for Preferred Dividends for a Dividend Period is calculated from the day immediately following the last day of the immediately prior Dividend Period or if there has been no prior Dividend Period, the Preferred A Issue Date, whether or not in any Dividend Period or periods there have been profits or other reserves legally available for the declaration and payment of such Preferred Dividends. Declared Preferred Dividends shall be payable (as the case may be by installments) on the relevant Dividend Payment Date to Preferred A Record Holders on the immediately preceding Preferred A Record Date, whether or not such Preferred A Record Holders convert their Preferred A Shares, or such Preferred A Shares are automatically converted, after a Preferred A Record Date and on or prior to the immediately succeeding Dividend Payment Date. If a Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of Preferred Dividends on each Preferred A Share for each full Dividend Period shall be computed by dividing the Dividend Rate by four. Preferred Dividends on the Preferred A Shares for any period other than a full Dividend Period shall be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accumulated Preferred Dividends shall not bear interest if they are paid subsequent to the applicable Dividend Payment Date. No Preferred Dividend shall be declared or paid upon, or any sum of cash or number of Common Shares set apart for the payment of Preferred Dividends upon, any outstanding Preferred A Share with respect to any Dividend Period unless all Preferred Dividends for all preceding Dividend Periods shall have been declared and paid upon, or a sufficient sum of cash or number of Common Shares shall have been set apart for the payment of such Preferred Dividends upon, all outstanding Preferred A Shares.

7.3.3 Priority of Preferred Dividends.

7.3.3.1 So long as any Preferred A Share remains outstanding, no dividend or distribution shall be declared or paid on the Common Shares or any other Junior Shares, and no Common

Shares or Junior Shares shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries unless all accumulated Preferred Dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum or number of Common Shares have been set apart for the payment of such Preferred Dividends upon, all outstanding Preferred A Shares.

7.3.3.2 The foregoing limitation shall not apply to (i) any dividend or distribution payable on any Junior Shares in shares of any other Junior Shares, or to the acquisition of Junior Shares in exchange for, or through application of the proceeds of the sale of, any other Junior Shares; (ii) redemptions, purchases or other acquisitions of Common Shares or other Junior Shares in connection with the administration of any benefit plan or other incentive plan in the ordinary course of business (including purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (iii) any dividends or distributions of rights or Junior Shares in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iv) the acquisition by the Company or any of its subsidiaries of record ownership in Junior Shares for the beneficial ownership of any other Persons (other than the Company or any of its subsidiaries), including as trustees or custodians; (v) the exchange or conversion of Junior Shares for or into other Junior Shares (with the same or lesser aggregate liquidation amount) and (vi) any redemption, repurchase or purchase in any way in application of Article 8 (Limitation of ownership-Communications Laws).

7.3.3.3 When Preferred Dividends are not paid (or declared and a sum of cash or number of Common Shares sufficient for payment thereof set aside for the benefit of the Preferred A Shareholders on the applicable Record Date) on any Dividend Payment Date in full on Preferred A Shares, all Preferred Dividends declared on the Preferred A Shares and all dividends on any other Parity Shares shall be declared so that the respective amounts of such dividends declared on the Preferred A Shares and each such other class or series of Parity Shares shall bear the same ratio to each other as all accumulated dividends or distributions per share on Preferred A Shares and such class or series of Parity Shares (subject to their having been declared by the General Meeting or the Board of Directors out of legally available profits or reserves and including, all accumulated dividends or distributions) bear to each other; provided that any undeclared (and unpaid) Preferred Dividend will continue to accumulate.

7.3.3.4 Subject to the foregoing, and not otherwise, such dividends or other distributions (payable in cash, securities or other property) as may be determined by the Board of Directors or the General Meeting may be declared and paid on any securities, including Common Shares and other Junior Shares, from time to time out of any profits or reserves legally available therefor, and Preferred A Shareholders shall not be entitled to participate in any such dividends or distributions.

7.3.4 Method of Payment of Preferred Dividends.

The Preferred Dividends may be paid in cash, by delivery of Common Shares or through any combination of cash and Common Shares, as determined by the Company (by decision of the Board) in its sole discretion (subject to the limitations described below).

7.3.4.1 Subject to the limitations described below, any declared Preferred Dividend (or any portion of any declared Preferred Dividend) on the Preferred A Shares, whether or not for a current Dividend Period or any prior Dividend Period (including in connection with the payment of declared and unpaid Preferred Dividends to the extent required to be paid pursuant to Articles 7.5, 7.6 or 7.7), may be paid by the Company, as determined in the Company’s sole discretion: (i) in cash; (ii) by delivery of Common Shares; or (iii) through any combination of cash and Common Shares.

7.3.4.2 Each payment of a declared Preferred Dividend on the Preferred A Shares shall be made in cash, except to the extent the Company elects to make all or any portion of such payment in Common Shares. The Company may make such election by giving notice to the Preferred A Shareholders of such election and the portions of such payment that shall be made in cash and in Common Shares no later than twelve (12) Trading Days prior to the Dividend Payment Date for such Preferred Dividend.

7.3.4.3 Common Shares issued in payment or partial payment of a declared Preferred Dividend shall be valued for such purpose at 97% of the average VWAP per Common Share over the ten (10) consecutive Trading Day period ending on the second (2 nd ) Trading Day immediately preceding the applicable Dividend Payment Date (the «Average Price»).

7.3.5 No fractional Common Share shall be delivered to Preferred A Shareholders in payment or partial payment of a Preferred Dividend. A cash adjustment shall be paid to each Preferred A Shareholder that would otherwise be entitled to a fraction of a Common Share based on the average VWAP per Common Share over the ten (10) consecutive Trading Day period ending on the second (2 nd ) Trading Day immediately preceding the relevant Dividend Payment Date.

7.3.6 Notwithstanding the foregoing, in no event shall the number of Common Shares delivered in connection with any declared Preferred Dividend, including any declared Preferred Dividend payable in connection with a conversion, exceed a number equal to the total Preferred Dividend payment divided by six US Dollars and thirty cents (USD 6.30), subject to adjustment in a manner inversely proportional to any antidilution adjustment to each Fixed Conversion Rate as set forth in Article 7.11 (such dollar amount, as adjusted, the «Floor Price»). To the extent that the amount of the declared Preferred Dividend exceeds the product of the number of Common Shares delivered in connection with such declared Preferred Dividend and the Average Price, the Company shall, if it is legally able to do so, pay such excess amount in cash.

7.3.7 To the extent that the Company, in its reasonable judgment, determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales of, Common Shares issued as payment of a dividend, including Preferred Dividends paid in connection with a conversion, the Company shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its reasonable best efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all Common Shares have been resold thereunder and such time as all such Common Shares are freely tradeable without registration. To the extent applicable, the Company shall also use its reasonable best efforts to have the Common Shares qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (or if the Common Shares are not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Shares are then listed).

7.4 Rights of Preferred A Shares on Liquidation, Winding up or Dissolution

7.4.1 In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Preferred A Shareholder shall be entitled to receive the Liquidation Preference per Preferred A Share held, plus an amount equal to accumulated Preferred Dividends on such Preferred A Shares to (but excluding) the date fixed for (the opening of the) liquidation, winding-up or dissolution to be paid out of the assets of the Company available for distribution to its Shareholders, after satisfaction of liabilities owed to the Company’s creditors and holders of any Senior Shares and before any payment or distribution is made on any Junior Shares, including, without limitation, the Common Shares.

7.4.2 Neither the sale (for cash, Shares, securities or other consideration) of all or substantially all of the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business), nor the merger or consolidation of the Company into or with any other Person, shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes hereof.

7.4.3 If upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the amounts payable with respect to the Liquidation Preference plus an amount equal to accumulated (and undeclared and unpaid) Preferred Dividends on the Preferred A Shares and all Parity Shares are not paid in full, the Preferred A Shareholders and all holders of any Parity Shares shall share equally and ratably in any distribution of the Company’s assets in proportion to the liquidation preference and an amount equal to the accumulated (and undeclared and unpaid) dividends to which such holders are entitled.

7.4.4 After the payment to the Preferred A Shareholders of full preferential amounts provided for in this Article 7.4, the Preferred A Shareholders as such shall have no right or claim to any of the remaining assets of the Company.

7.5 Mandatory Conversion on the Mandatory Conversion Date

7.5.1 Each Preferred A Share shall automatically convert (unless previously converted at the option of the Preferred A Shareholder in accordance with Article 7.6 or pursuant to an exercise of a Cash Acquisition Conversion right pursuant to Article 7.7) on the Mandatory Conversion Date («Mandatory Conversion»), into a number of Common Shares equal to the Mandatory Conversion Rate.

7.5.2 The «Mandatory Conversion Rate» shall be as follows:

7.5.2.1 if the Applicable Market Value is greater than twenty-two US Dollars and five cents (USD22.05) (the «Threshold Appreciation Price»), then the Mandatory Conversion Rate shall be equal to two point two six seven six (2.2676) Common Shares per Preferred A Share (the «Minimum Conversion Rate»);

7.5.2.2 if the Applicable Market Value is less than or equal to the Threshold Appreciation Price but equal to or greater than eighteen US Dollars (USD18.00) (the «Initial Price»), then the Mandatory Conversion Rate per Preferred A Share shall be equal to the Liquidation Preference divided by the Applicable Market Value; or

7.5.2.3 if the Applicable Market Value is less than the Initial Price, then the Mandatory Conversion Rate shall be equal to two point seven seven seven eight (2.7778) Common Shares per Preferred A Share (the «Maximum Conversion Rate»).

7.5.3 The Fixed Conversion Rates, the Threshold Appreciation Price, the Initial Price and the Applicable Market Value are each subject to adjustment in accordance with the provisions of Article 7.11.

7.5.4 If the Company declares a Preferred Dividend for the Dividend Period ending on the Mandatory Conversion Date, the Company shall pay such Preferred Dividend to the Preferred Record Holders as of the immediately preceding Preferred A Record Date in accordance with the provisions of Article 7.3.

If prior to the Mandatory Conversion Date the Company has not declared all or any portion of the accumulated Preferred Dividends on the Preferred A Shares, the Mandatory Conversion Rate shall be adjusted so that Preferred A Shareholders receive an additional number of Common Shares equal to the amount of accumulated Preferred Dividends that have not been declared («Mandatory Conversion Additional Conversion Amount») divided by the greater of the Floor Price and the Applicable Market Value. To the extent that the Mandatory Conversion Additional Conversion Amount exceeds the product of such number of additional Common Shares and the Applicable Market Value, the Company shall, if the Company is legally able to do so, declare and pay such excess amount in cash pro rata to the Preferred A Shareholders.

7.6 Early Conversion at the Option of the Holder

7.6.1 Other than during a Cash Acquisition Conversion Period, the Preferred A Shareholders shall have the right to convert their Preferred A Shares, in whole or in part (but in no event less than one Preferred A Share), at any time prior to the Mandatory Conversion Date («Early Conversion»), into Common Shares at the Minimum Conversion Rate, subject to adjustment as described in Article 7.11 and to satisfaction of the conversion procedures set forth in Article 7.8.

7.6.2 If as of any Early Conversion Date the Company has not declared all or any portion of the accumulated Preferred Dividends for all Dividend Periods ending prior to such Early Conversion Date, the Minimum Conversion Rate shall be adjusted so that the converting Preferred A Shareholder receives an additional number of Common Shares equal to the amount of accumulated Preferred Dividends that have not been declared, divided by the greater of the Floor Price and the average of the Closing Prices of the Common Shares over the forty (40) consecutive Trading Day period ending on the third (3 rd ) Trading Day immediately preceding the Early Conversion Date (such average being referred to as the «Applicable Early Conversion Market Value»). Except as described above, upon any Early Conversion of any Preferred A Shares, the Company shall make no payment or allowance for unpaid Preferred Dividends on such Preferred A Shares.

7.7 Cash Acquisition Conversion

7.7.1 If a Cash Acquisition occurs on or prior to the Mandatory Conversion Date, the Preferred A Shareholders shall have the right to convert their Preferred A Shares, in whole or in part (but in no event less than one Preferred A Share) (such right of the Preferred A Shareholders to convert their Preferred A Shares pursuant to this Article 7.7.1 being the «Cash Acquisition Conversion») during a period (the «Cash Acquisition Conversion Period») that begins on the effective date of such Cash Acquisition (the «Effective Date») and ends at 5:00 p.m., New York City time, on the date that is twenty (20) calendar days after the Effective Date (or, if earlier, the Mandatory Conversion Date) into Common Shares at the Cash Acquisition Conversion Rate (as adjusted pursuant to Article 7.11).

7.7.2 On or before the twentieth (20 th ) calendar day prior to the anticipated Effective Date of the Cash Acquisition, or, if such prior notice is not practicable, no later than the tenth (10th ) calendar day immediately following such Effective Date, the Company shall provide notice (the «Cash Acquisition Notice») to the Preferred A Shareholders. Such notice shall state: (i) the anticipated Effective Date of the Cash Acquisition; (ii) that Preferred A Shareholders shall have the right to effect a Cash Acquisition Conversion in connection with such Cash Acquisition during the Cash Acquisition Conversion Period; (iii) the Cash Acquisition Conversion Period; and (iv) the instructions a Preferred A Shareholder must follow to effect a Cash Acquisition Conversion in connection with such Cash Acquisition.

If the Company notifies Preferred A Shareholders of a Cash Acquisition later than the twentieth (20th ) calendar day prior to the Effective Date of the Cash Acquisition, the Cash Acquisition Conversion Period shall be extended by a number of days equal to the number of days from, and including, the twentieth (20th ) calendar day prior to the Effective Date of the Cash Acquisition to, but excluding, the date of such notice; provided that the Cash Acquisition Conversion Period shall not be extended beyond the Mandatory Conversion Date.

Such notice may be given by the Company pursuant to Article 7.12.

7.7.3 Not later than the second Business Day following the Effective Date or, if later, the date the Company provides Preferred A Shareholders notice of the Effective Date of the Cash Acquisition, the Company shall notify Preferred A Shareholders of: (i) the Cash Acquisition Conversion Rate; (ii) the Cash Acquisition Dividend Make-whole Amount and whether the Company shall pay such amount in cash, Common Shares or a combination thereof (and if so, shall specify the combination, if applicable); and (iii) the amount of accumulated and undeclared Preferred Dividends as of the Effective Date and whether the Company shall pay such amount by an adjustment of the Cash Acquisition Conversion Rate, a cash payment or a combination thereof (and if so, shall specify the combination, if applicable). Such notice may be given by the Company pursuant to Article 7.12.

7.7.4 Upon any conversion pursuant to Article 7.7.1, in addition to issuing to the converting Preferred A Shareholders the number of Common Shares at the Cash Acquisition Conversion Rate, the Company shall:

7.7.4.1 either (x) pay the converting Preferred A Shareholders in cash, to the extent the Company is legally permitted to do so, the present value, computed using a discount rate of five point seventy-five per cent (5.75%) per annum, of all Preferred Dividend amounts on the

Preferred A Shares subject to such Cash Acquisition Conversion for all remaining Dividend Periods (excluding any accumulated Preferred Dividends as of the Effective Date) from such Effective Date to but excluding the Mandatory Conversion Date (the «Cash Acquisition Dividend Make-whole Amount»); or (y) increase the number of Common Shares to be issued on conversion by a number equal to (A) the Cash Acquisition Dividend Make-whole Amount divided by (B) the greater of the Floor Price and the Share Price; and

7.7.4.2 to the extent that, as of the Effective Date, the Company has not declared all or any portion of the accumulated Preferred Dividends on the Preferred A Shares as of such Effective Date, the Cash Acquisition Conversion Rate shall be further adjusted so that converting Preferred A Shareholders receive an additional number of Common Shares equal to the amount of such accumulated Preferred Dividends (the «Cash Acquisition Additional Conversion Amount»), divided by the greater of the Floor Price and the Share Price. To the extent that the Cash Acquisition Additional Conversion Amount exceeds the product of the number of additional Common Shares and the Share Price, the Company shall, if legally able to do so, declare and pay such excess amount in cash.

7.7.4.3 if the Effective Date falls during a Dividend Period for which the Company has declared a Preferred Dividend, the Company shall pay such Preferred Dividend on the relevant Dividend Payment Date to the Preferred A Shareholders on the immediately preceding Preferred A Record Date in accordance with Article 7.3.

7.8 Conversion Procedures

7.8.1 Pursuant to Article 7.5, on the Mandatory Conversion Date, any outstanding Preferred A Shares shall automatically convert into Common Shares. The Person or Persons entitled to receive the Common Shares issuable upon mandatory conversion of the Preferred A Shares shall be treated as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the Mandatory Conversion Date. Except as provided under Article 7.11.3.3, prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date, the Common Shares issuable upon conversion of Preferred A Shares shall not be outstanding for any purpose and Preferred A Shareholders shall have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Shares, by virtue of holding the Preferred A Shares.

7.8.2 To effect an Early Conversion pursuant to Article 7.6, a Preferred A Shareholder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any.

The Early Conversion shall be effective on the date on which a Preferred A Shareholder has satisfied the foregoing requirements, to the extent applicable («Early Conversion Date»). A Preferred A Shareholder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Shares if such Preferred A Shareholder exercises its conversion rights, but such Preferred A Shareholder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Shares in a name other than the name of such Preferred A Shareholder. Common Shares shall be issued and delivered only after all applicable taxes and duties, if any, payable by the Preferred A Shareholder have been paid in full and shall be issued, together with any cash to which the converting Preferred A Shareholder is entitled, on the later of the third (3rd) Business Day immediately succeeding the Early Conversion Date and the Business Day after the Preferred A Shareholder has paid in full all applicable taxes and duties, if any. The Person or Persons entitled to receive the Common Shares issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the applicable Early Conversion Date. No allowance or adjustment, except as set forth in Article 7.11.3.3, shall be made in respect of dividends or distributions payable to holders of Common Shares of record as of any date prior to such applicable Early Conversion Date. Prior to such applicable Early Conversion Date, Common Shares issuable upon conversion of any Preferred A Shares shall not be outstanding for any purpose, and Preferred A Shareholders shall have no rights with respect to the Common Shares (including voting rights, rights to respond to tender offers for the Common Shares and rights to receive any dividends or other distributions on the Common Shares) by virtue of holding Preferred A Shares.

In the event that an Early Conversion is effected with respect to Preferred A Shares representing less than all the Preferred A Shares held by a Preferred A Shareholder, upon such Early Conversion the relevant register shall revise its records accordingly.

7.8.3 To effect a Cash Acquisition Conversion pursuant to Article 7.7, a Preferred A Shareholder must, during the Cash Acquisition Conversion Period, deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any.

The Cash Acquisition Conversion shall be effective on the date on which a Preferred A Shareholder has satisfied the foregoing requirements, to the extent applicable (the «Cash Acquisition Conversion Date»). A Preferred A Shareholder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Shares if such Preferred A Shareholder exercises its conversion rights, but such Preferred A Shareholder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Shares in a name other than the name of such Preferred A Shareholder. Common Shares shall be issued and delivered only after all applicable taxes and duties, if any, payable by the Preferred A Shareholder have been paid in full and shall be issued, together with any cash to which the converting Preferred A Shareholder is entitled, on the later of the third (3rd) Business Day immediately succeeding the Cash Acquisition Conversion Date and the Business Day after the Preferred A Shareholder has paid in full all applicable taxes and duties, if any. For the avoidance of doubt, Preferred A Shareholders who do not submit their instruction form for conversion during the Cash Acquisition Conversion Period shall not be entitled to convert their Preferred A Shares at the Cash Acquisition Conversion Rate or to receive the Cash Acquisition Dividend Make-whole Amount.

The Person or Persons entitled to receive the Common Shares issuable upon such Cash Acquisition Conversion shall be treated for all purposes as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the applicable Cash Acquisition Conversion Date. No allowance or adjustment, except as set forth in Article 7.11.3.3, shall be made in respect of dividends or distributions payable to holders of Common Shares of record as of any date prior to such applicable Cash Acquisition Conversion Date. Prior to such applicable Cash Acquisition Conversion Date, Common Shares issuable upon conversion of any Preferred A Shares shall not be deemed outstanding for any purpose, and Preferred A Shareholders shall have no rights with respect to the Common Shares (including voting rights, rights to respond to tender offers for the Common Shares and rights to receive any dividends or other distributions on the Common Shares, by virtue of holding Preferred A Shares.

In the event that a Cash Acquisition Conversion is effected with respect to Preferred A Shares representing less than all the Preferred A Shares held by a Preferred A Shareholder, upon such Cash Acquisition Conversion the relevant register shall revise its records accordingly.

7.8.4 In the event that a Preferred A Shareholder shall not by written notice designate the name in which Common Shares to be issued upon conversion of such Preferred A Shares should be registered, the Company shall be entitled to register such Shares, and make such payment, in the name of the Preferred A Shareholder as shown on the records of the Company.

7.8.5 Preferred A Shares shall cease to be outstanding on the applicable Conversion Date, subject to the right of relevant Preferred A Shareholder to receive Common Shares issuable upon conversion of such Preferred A Shares and other amounts and Common Shares, if any, to which they are entitled pursuant to Articles 7.5, 7.6 or 7.7, as applicable.

7.9 Reservation of Common Shares

7.9.1 The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares or Common Shares held in the treasury of the Company, solely for issuance upon the conversion of Preferred A Shares as herein provided, free from any preemptive or other similar rights, the maximum number of shares of Common Shares as shall from time to time be issuable upon the conversion of all the Preferred A Shares then outstanding. For purposes of this Article 7.9.1, the number of Common Shares that shall be deliverable upon the conversion of all outstanding Preferred A Shares shall be computed as if at the time of computation all such outstanding Preferred A Shares were held by a single Preferred A Shareholder.

7.9.2 Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of Preferred A Shares, as herein provided, Common Shares reacquired and held in the treasury of the Company (or a subsidiary of the Company) (in lieu of the issuance of authorized and unissued Common Shares), so long as any such treasury Common Shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Preferred A Shareholders).

7.9.3 All Common Shares delivered upon conversion of the Preferred A Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Preferred A Shareholders).

7.9.4 Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Preferred A Shares, the Company shall use reasonable best efforts to comply with all U.S. federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

7.9.5 If at any time the Common Shares shall be listed on the New York Stock Exchange or any other (U.S.) national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Shares shall be so listed on such exchange or automated quotation system, all Common Shares issuable upon conversion of the Preferred A Shares; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Shares until the first conversion of Preferred A Shares into Common Shares in accordance with the provisions hereof, the Company covenants to list such Common Shares issuable upon first conversion of the Preferred A Shares in accordance with the requirements of such exchange or automated quotation system at such time.

7.10 Fractional Shares

7.10.1 No fractional Common Shares shall be issued as a result of any conversion of Preferred A Shares.

7.10.2 In lieu of any fractional Common Share otherwise issuable in respect of any mandatory conversion pursuant to Article 7.5 or a conversion at the option of the Preferred A Shareholder pursuant to Article 7.6 or Article 7.7, the Company shall pay an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the average of the Closing Prices over the five consecutive Trading Day period ending on the second Trading Day immediately preceding the Mandatory Conversion Date, Cash Acquisition Conversion Date or Early Conversion Date, as applicable.

7.10.3 If more than one Preferred A Share is surrendered for conversion at one time by or for the same Preferred A Shareholder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Preferred A Shares so surrendered.

7.11 Anti-Dilution Adjustments to the Fixed Conversion Rates.

7.11.1 Each Fixed Conversion Rate shall be subject to the following adjustments:

7.11.1.1 Shares Dividends and Dividends.

If the Company issues Common Shares to all holders of Common Shares as a dividend or other distribution, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such dividend or other distribution shall be divided by a fraction:

(A) the numerator of which is the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

(B) the denominator of which is the sum of the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of Common Shares constituting such dividend or other distribution.

Any adjustment made pursuant to this Article 7.11.1.1 shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this Article 7.11.1.1 is declared but not so paid or made, each Fixed

Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its or, as the case may be, the General Meeting’s, decision not to make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this Article 7.11.1.1, the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include Common Shares held in treasury by the Company but shall include any Common Shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares. The Company shall not pay any dividend or make any distribution on Common Shares held in treasury by the Company.

7.11.1.2 Issuance of Share Purchase Rights.

If the Company issues to all holders of Common Shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to forty-five (45) calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase Common Shares at a price per Common Share less than the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such rights or warrants shall be increased by multiplying such Fixed Conversion Rate by a fraction:

(A) the numerator of which is the sum of the number of shares of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Common Shares issuable pursuant to such rights or warrants, and

(B) the denominator of which shall be the sum of the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Common Shares equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Current Market Price.

Any adjustment made pursuant to this Article 7.11.1.2 shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this Article 7.11.1.2 are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its or, as the case may be, the General Meeting’s, decision not to issue such rights or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of Common Shares actually delivered. In determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors). For the purposes of this Article 7.11.1.2, the number of Common Shares at the time outstanding shall not include Shares held in treasury by the Company but shall include any Common Shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares. The Company shall not issue any such rights or warrants in respect of Common Shares held in treasury by the Company.

7.11.1.3 Subdivisions and Combinations of the Common Shares.

If outstanding Common Shares shall be subdivided into a greater number of Common Shares or combined into a lesser number of Common Shares, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

(A) the numerator of which is the number of Common Shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

(B) the denominator of which is the number of Common Shares outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this Article 7.11.1.3 shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

7.11.1.4 Debt or Asset Dividend.

(A) If the Company distributes to all holders of Common Shares evidences of its indebtedness, Shares, securities, rights to acquire the Company’s Share capital, cash or other assets (excluding (1) any dividend or distribution covered by Article 7.11.1.1, (2) any rights or warrants covered by Article 7.11.1.2, (3) any dividend or distribution covered by Article 7.11.1.5 and (4) any Spin-Off to which the provisions set forth in Article 7.11.1.4 (B) apply), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Shares entitled to receive such distribution shall be multiplied by a fraction:

(1) the numerator of which is the Current Market Price, and

(2) the denominator of which is the Current Market Price minus the Fair Market Value, on such date fixed for determination, of the portion of the evidences of indebtedness, Shares, securities, rights to acquire the Company’s share capital, cash or other assets so distributed applicable to one Common Share.

(B) In the case of a Spin-Off, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Shares entitled to receive such distribution shall be multiplied by a fraction:

(1) the numerator of which is the sum of (x) the Current Market Price of the Common Shares and (y) the Fair Market Value of the portion of those Shares or similar equity interests so distributed which is applicable to one Common Share as of the fifteenth
(15 th ) Trading Day after the effective date for such distribution (or, if such Shares or equity interests are listed on a U.S. national or regional securities exchange, the Current Market Price of such securities), and

(2) the denominator of which is the Current Market Price of the Common Shares.

Any adjustment made pursuant to this Article 7.11.1.4 shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Shares entitled to receive such distribution. In the event that such distribution described in this Article 7.11.1.4 is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its or, as the case may be, the General

Meeting’s, decision not to make such distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to each Fixed Conversion Rate is required under this Article 7.11.1.4 during any settlement period in respect of Preferred A Shares that have been tendered for conversion, delivery of the Common Shares issuable upon conversion shall be delayed to the extent necessary in order to complete the calculations provided for in this Article 7.11.1.4.

7.11.1.5 Cash Dividends or Distributions.

If the Company distributes an amount exclusively in cash to all holders of Common Shares (excluding (1) any cash that is distributed in a Reorganization Event to which Article 7.11.5 applies, (2) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company or (3) any consideration payable in as part of a tender or exchange offer by the Company or any subsidiary of the Company), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such distribution shall be multiplied by a fraction:

(1) the numerator of which is the Current Market Price, and

(2) the denominator of which is the Current Market Price minus the amount per Common Share of such distribution.

Any adjustment made pursuant to this Article 7.11.1.5 shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Shares entitled to receive such distribution. In the event that any distribution described in this Article 7.11.1.5 is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its or, as the case may be, the General Meeting’s, decision not to make such distribution, to such Fixed Conversion Rate which would then be in effect if such distribution had not been declared.

7.11.1.6 Self Tender Offers and Exchange Offers.

If the Company or any subsidiary of the Company successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form F-4 (or Form S-4) for Common Shares (excluding any securities convertible or exchangeable for Common Shares), where the cash and the value of any other consideration included in the payment per Common Share exceeds the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the «Expiration Date») shall be multiplied by a fraction:

(A) the numerator of which shall be equal to the sum of:

(1) the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for Common Shares purchased in such tender or exchange offer; and

(2) the product of the Current Market Price and the number of Common Shares outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

(B) the denominator of which shall be equal to the product of (1) the Current Market Price and (2) the number of Common Shares outstanding immediately prior to the time such tender or exchange offer expires.

Any adjustment made pursuant to this Article 7.11.1.6 shall become effective immediately after 5:00 p.m., New York City time, on the seventh (7 th ) Trading Day immediately following the Expiration Date. In the event that the Company or one of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversation Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Article 7.11.1.6 to any tender offer or exchange offer would result in a decrease in each Fixed Conversation Rate, no adjustment shall be made for such tender offer or exchange offer under this Article 7.11.1.6. If an adjustment to each Fixed Conversion Rate is required pursuant to this Article 7.11.1.6 during any settlement period in respect of Preferred A Shares that have been tendered for conversion, delivery of the related conversion consideration shall be delayed to the extent necessary in order to complete the calculations provided for in this Article 7.11.1.6.

7.11.1.7 Except with respect to a Spin-Off, in cases where the Fair Market Value of the evidences of the Company’s indebtedness, Shares, securities, rights to acquire the Company’s share capital, cash or other assets as to which Article 7.11.1.4 or Article 7.11.1.5 apply, applicable to one Common Share, distributed to holders of Common Shares equals or exceeds the average of the Closing Prices of the Common Shares over the five (5) consecutive Trading Day period ending on the Trading Day before the ExDate for such distribution, rather than being entitled to an adjustment in each Fixed Conversion Rate, Preferred A Shareholders shall be entitled to receive upon conversion, in addition to a number of Common Shares otherwise deliverable on the applicable Conversion Date, the kind and amount of the evidences of the Company’s indebtedness, Shares, securities, rights to acquire the Company’s share capital, cash or other assets comprising the distribution that such Preferred A Shareholder would have received if such Preferred A Shareholder had owned immediately prior to the record date for determining the holders of Common Shares entitled to receive the distribution, for each Preferred A Share, a number of Common Shares equal to the Maximum Conversion Rate in effect on the date of such distribution.

7.11.1.8 Rights Plans.

To the extent that the Company has a rights plan in effect with respect to the Common Shares on any Conversion Date, upon conversion of any Preferred A Shares, Preferred A Shareholders shall receive, in addition to the Common Shares, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Shares, in which case each Fixed Conversion Rate shall be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of the Common Shares as described in Article 7.11.1.4, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow

Preferred A Shareholders to receive upon conversion, in addition to any Common Shares, the rights described therein (unless such rights or warrants have separated from Common Shares) shall not constitute a distribution of rights or warrants that would entitle Preferred A Shareholders to an adjustment to the Fixed Conversion Rates.

7.11.2 Adjustment for Tax Reasons.

The Company may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Article 7.11, as the Company deems advisable to avoid or diminish any income tax to holders of the Common Shares resulting from any dividend or distribution of Common Shares (or issuance of rights or warrants to acquire Common Shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

7.11.3 Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price and Share Price.

7.11.3.1 All adjustments to each Fixed Conversion Rate shall be calculated to the nearest 1/10,000th of a Common Share. Prior to the Mandatory Conversion Date, no adjustment in a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) therein; provided, that any adjustments which by reason of this Article 7.11.3.1 are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, however that with respect to adjustments to be made to the Fixed Conversion Rates in connection with cash dividends or distributions paid by the Company, the Fixed Conversion Rates shall be adjusted regardless of whether such aggregate adjustments amount to one percent (1%) or more of the Fixed Conversion Rates no later than November 15 of each calendar year; provided, further that on the earlier of the Mandatory Conversion Date, an Early Conversion Date and the Effective Date of a Cash Acquisition, adjustments to each Fixed Conversion Rate shall be made with respect to any such adjustment carried forward that has not been taken into account before such date.

7.11.3.2 If an adjustment is made to the Fixed Conversion Rates pursuant to Article 7.11.1 or Article 7.11.2, an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of Articles 7.5.2.1, 7.5.2.2, or 7.5.2.3 of Article 7.5.2 shall apply on the Mandatory Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to Article 7.11.1 or Article 7.11.2 and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment. The Company shall make appropriate adjustments to the Closing Prices prior to the relevant Ex-Date, effective date or Expiration Date, as the case may be, used to calculate the Applicable Market Value to account for any adjustments to the Initial Price, the Threshold Appreciation Price and the Fixed Conversion Rates that become effective during the forty (40) consecutive Trading Day period used for calculating the Applicable Market Value.

7.11.3.3 If:

(A) the record date for a dividend or distribution on Common Shares occurs after the end of the forty (40) consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

(B) such dividend or distribution would have resulted in an adjustment of the number of Common Shares issuable to the Preferred A Shareholders had such record date occurred on or before the last Trading Day of such forty (40) Trading Day period, then the Company shall deem the Preferred A Shareholders to be holders of record of Common Shares for purposes of that dividend or distribution. In this case, the Preferred A Shareholders would receive the dividend or distribution on Common Shares together with the number of Common Shares issuable upon the Mandatory Conversion Date.

7.11.3.4 If an adjustment is made to the Fixed Conversion Rates pursuant to Article 7.11.1 or Article 7.11.2, a proportional adjustment shall be made to each Share Price column heading set forth in the table included in the definition of «Cash Acquisition Conversion Rate.» Such adjustment shall be made by multiplying each Share Price included in such table by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Conversion Rate immediately after such adjustment.

7.11.3.5 No adjustment to the Fixed Conversion Rates shall be made if Preferred A Shareholders may participate in the transaction that would otherwise give rise to an adjustment as if they held, for each Preferred A Share, a number of Common Shares equal to the Maximum Conversion Rate then in effect. In addition, the applicable Fixed Conversion Rate shall not be adjusted:

(A) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Shares under any plan;

(B) upon the issuance of Common Shares or rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by the Company or any of its subsidiaries;

(C) upon the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Preferred A Issue Date;

(D) for a change in the nominal value or no nominal value of the Common Shares; or

(E) for accumulated Preferred Dividends on the Preferred A Shares, except as provided under Articles 7.5, 7.6 and 7.7.

7.11.4 Notice of Adjustment.

Whenever the Fixed Conversion Rates and the Cash Acquisition Conversion Rates are to be adjusted, the Company shall:

7.11.4.1 compute such adjusted Fixed Conversion Rates and Cash Acquisition Conversion Rates and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth such adjusted Fixed Conversion Rates and Cash Acquisition Conversion Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

7.11.4.2 within five (5) Business Days following the occurrence of an event that requires an adjustment to the Fixed Conversion Rates and the Cash Acquisition Conversion Rates (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), give notice, or cause notice to be given to the Preferred A Shareholders of the occurrence of such event; and

7.11.4.3 within five (5) Business Days following the determination of such adjusted Fixed Conversion Rates and Cash Acquisition Conversion Rates provide, or cause to be provided, to the Preferred A Shareholders a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rates and Cash Acquisition Conversion Rates, as applicable, was determined and setting forth such adjusted Fixed Conversion Rates or Cash Acquisition Conversion Rates.

7.11.5 Reorganization Events.

7.11.5.1 In the event of:

(i) any consolidation or merger of the Company with or into another Person (other than a merger or consolidation in which the Company is the continuing company and in which the Common Shares outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another Person);

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

(iii) any reclassification of Common Shares into securities including securities other than Common Shares; or

(iv) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition),

in each case, as a result of which the Company’s Common Shares would be converted into, or exchanged for, securities, cash or property (each, a «Reorganization Event»), each Preferred A Share outstanding immediately prior to such Reorganization Event shall, without the consent of Preferred A Shareholders, become convertible into the kind of securities, cash and other property (the «Exchange Property») that such Preferred A Shareholder would have been entitled to receive if such Preferred A Shareholder had converted its Preferred A Shares into Common Shares immediately prior to such Reorganization Event. For purposes of the foregoing, the type and amount of Exchange Property in the case of any Reorganization Event that causes the Common Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that affirmatively make such an election. For purposes of this Article 7.11.5, a «Unit of Exchange Property» means the type and amount of such Exchange Property attributable to one Common Share. The number of Units of Exchange Property for each Preferred A Share converted following the effective date of such Reorganization Event shall be determined based on the Mandatory Conversion Rate, Minimum Conversion Rate or Cash Acquisition Conversion Rate, as the case may be, then in effect on the applicable Conversion Date (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Conversion Date). In the event of any such Reorganization Event, the applicable conversion rate shall be (1) in the case of an Early Conversion, the Minimum Conversion Rate (with any adjustment thereto under Article 7.6.2 based on the Applicable Early Conversion Market Value as determined using the alternative formulation of Applicable Early Conversion Market Value set forth in the following paragraph) and (2) in the case of a Mandatory Conversion, the Mandatory Conversion Rate (determined under Article 7.5 based upon the Applicable Market Value as determined using the alternative formulation of Applicable Market Value set forth in the following paragraph).

For purposes of this Article 7.11.5, «Applicable Market Value» and «Applicable Early Conversion Market Value» shall be deemed to refer to the Applicable Market Value or Applicable Early Conversion Market Value, as the case may be, of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a (U.S.) nationally recognized independent investment banking firm retained by the Company for this purpose. For purposes of this Article 7.11.5, the term «Closing Price» shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Article 7.11.5, references to Common Shares in the definitions of «Trading Day,» «Applicable Market Value» and «Applicable Early Conversion Market Value» shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.

The above provisions of this Article 7.11.5 shall similarly apply to successive Reorganization Events and the provisions of Article 7.11 shall apply to any Shares of the Company (or any successor) received by the holders of Common Shares in any such Reorganization Event.

The Company (or any successor) shall, within twenty (20) days of the occurrence of any Reorganization Event, give notice to the Preferred A Shareholders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Article 7.11.5.

7.12 Notices to Preferred A Shareholders

All notices or other communications, other than as may be required by applicable law with respect to General Meetings, in respect of the Preferred A Shares shall be sufficiently given if given by the Company (i) with respect to Preferred A Shares the holders of which are (directly) inscribed in the register of shareholders of the Company to such registered holders of Preferred A Shares in writing and delivered in person or by first class mail, postage prepaid, or in such other manner as may be permitted in these Articles of Incorporation or by applicable law and (ii) with respect to Preferred A Shares held by or through DTC (and any other depository or settlement system, by notice to DTC (or such other depository or settlement).

7.13 Miscellaneous.

7.13.1 The Company shall pay any and all share transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery Preferred A Shares or Common Shares or other securities issued on account of Preferred A Shares pursuant hereto. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Common Shares or other securities in a name other than that in which the Preferred A Shares with respect to which such shares or other securities are issued or delivered were registered, and shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

7.13.2 The Liquidation Preference and the Dividend Rate each shall be subject to equitable adjustment whenever there shall occur a share split, combination, reclassification or other similar event involving the Preferred A Shares. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

Art. 8. Limitation of Ownership - Communications Laws.

8.1 The Company may restrict the ownership, or proposed ownership, of Shares or other equity securities of the Company by any Person or the transfer of Shares (or other equity securities) to any Person if the ownership or proposed ownership of Shares (or other equity securities) (or the transfer of Shares or other equity securities to) of such Person (i) is or could be, as determined by the Board of Directors, inconsistent with, or in violation of, any provision of, the Communications Laws, (ii) will or may limit or impair, as determined by the Board of Directors, any business activities or proposed business activities of the Company and/or its group or any group entity under the Communications Laws or (iii) will, or could, make the Company and/or its group or any group entity, subject to any specific law, rule, regulation, provision or policy under the Communications Laws to which the Company, its group or group entity would not be subject to but for such ownership, proposed ownership or transfer ((i), (ii) and (iii) collectively the «Communications Law Limitations»).

8.2 If the Company believes that the ownership or proposed ownership of Shares or other equity securities of the Company by any Person may result in a Communications Law Limitation, the Company may at any time request information from Shareholders, other equity securities holders, transferees or proposed transferees, including without limitation information on citizenship, affiliations, and ownership or other interests in other companies or enterprises, and such Person shall furnish promptly the Company with such information.

8.3 If (A) the Company does not receive the relevant information requested pursuant to Article 8.2 or (B) the Company determines that the ownership or proposed ownership of Shares or other equity securities by a Person or that the exercise of any rights of Shares or other equity securities by a Person, results or could result, as determined by the Company, in a Communications Law Limitation, the Company has the absolute right to (i) refuse to issue Shares or other equity securities to such Person, (ii) refuse to permit or recognise a transfer (or attempted transfer) of Shares or other equity securities to such Person and any such transfer or attempted transfer shall not be inscribed in the register(s) of the Company, (iii) suspend any rights attached to such Shares or equity securities (including without limitation the right to attend and vote at General Meetings and the right to receive dividends or other distributions) and which causes or could cause such Communications Law Limitation, (iv) compulsorily redeem the Shares or other equity securities of the Company held by such Person. The Company shall in addition have the right to exercise any and all appropriate remedies, at law or in equity in any court of competent jurisdiction, against any such Person, with a view towards obtaining such information or preventing or curing any situation which causes or could cause a Communications Law Limitation. Any measure taken by the Company pursuant to (i), (ii) or (iii), respectively, shall remain in effect until the requested information has been received and/or the Company has determined that the ownership, proposed ownership or transfer of Shares or other equity securities by (or to) the relevant Person or that the exercise of any rights of Shares or other equity securities by such Person as the case may be, will not result in a Communications Law Limitation.

8.4 In case of a compulsory redemption,

8.4.1 the Company shall serve a notice (a «Redemption Notice») upon the relevant Shareholder(s), specifying (1) the Shares to be redeemed, (2) the redemption price for such Shares, and (3) the place at which the redemption price in respect for such Shares is payable. Immediately after the close of business on the date specified in the Redemption Notice, each such Shareholder shall cease to be the owner of the Shares specified in such notice and, as the case may be, such Shareholder’s name shall be removed from the relevant register of Shareholders.

8.4.2 The price at which the Shares specified in any Redemption Notice shall be redeemed (the «Redemption Price») shall be an amount equal to the lesser of (A) the aggregate amount paid for such Shares (if acquired within the preceding twelve months from the date of the relevant Redemption Notice), (B) in case the Shares of the Company are listed on a Regulated Market, the last price quoted for the Shares on the business day immediately preceding the day on which the Redemption Notice is served, and (C) the book value per Share determined on the basis of the last published accounts prior to the day of service of the Redemption Notice.

8.4.3 Payment of the Redemption Price may be made directly to the holder of the Shares so redeemed or may be deposited by the Company on an account with a bank in Luxembourg, the United States or elsewhere (as specified in the Redemption Notice) for payment to such holder. Upon payment of the Redemption Price (either directly or through the deposit of such price as aforesaid), no Person interested in the Shares specified in such Redemption Notice shall have any further interest in such Shares or any of them, or any claim against the Company or its assets in respect thereof, except in the case of a deposit of the Redemption Price as aforesaid, the right to receive the Redemption Price so deposited (without interest).

8.4.4 The exercise by the Company of the powers conferred by this Article shall not be questioned or invalidated in any case, on the ground that there was insufficient evidence of ownership of Shares by any Person or that the true ownership of any Shares was otherwise than appeared to the Company at the date of any Redemption Notice.

Art. 9. Shares - Voting Rights.

9.1 Except and subject as set forth in the present Articles, each Share shall be entitled to one vote at all General Meetings of Shareholders.

9.2 Except as otherwise mandatorily provided for by Company Law or as set forth in the Articles, the Preferred A Shares shall not have any voting rights at any General Meeting of the Company or otherwise.

Art. 10. Management of the Company - Board of Directors.

10.1 The Company shall be managed by a Board of Directors which is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal, management and administration falling within the purposes of the Company.

10.2 All powers not expressly reserved by the law or by these Articles to the General Meeting shall be within the competence of the Board of Directors.

10.3 Except as otherwise provided herein or by law, the Board of Directors of the Company is authorised to take such action (by resolution or otherwise) and to adopt such provisions as shall be necessary, appropriate, convenient or deemed fit to implement the purpose of the Company.

Art. 11. Composition of the Board of Directors.

11.1 The Company shall be managed by a Board of Directors composed of a minimum of three (3) Directors and a maximum of twenty (20) (unless otherwise provided for herein) who may but do not need to be Shareholders of the Company.

The Directors are appointed by the General Meeting of Shareholders for a period of up to three (3) years (provided however that such three (3) year term may be exceeded by a period up to the annual General Meeting held following the third anniversary of the appointment); provided however the Directors shall be divided into three (3) classes, namely class I, class II and class III, so that, subject to the number of Directors, each class will consist (as near as possible) of one third (1/3) of the Directors. Directors are elected on a staggered basis, with the Directors of one of the classes being elected each year for a term of up to three (3) years (subject as provided above as to the extension of the term), and provided that the initial class I Directors and the class II Directors shall be elected until the first (for class I) and the second (for class II) annual General Meeting, respectively, held following their appointment. The Directors may be removed with or without cause (ad nutum) by the General Meeting of Shareholders by a simple majority vote of votes cast at a General Meeting of Shareholders. The Directors shall be eligible for re-election indefinitely.

11.2 In the event of a vacancy in the office of a Director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining Directors may fill such vacancy by simple majority vote and appoint a successor in accordance with applicable law.

11.3 (A) Unless otherwise determined by the Board of Directors, candidates for election to the Board must provide to the Company, (i) a written completed questionnaire with respect to the background and qualification of such Person (which questionnaire shall be provided by the Company upon written request), (ii) such information as the Company may request including without limitation as may be required, necessary or appropriate pursuant to any laws or regulation (including any rules, policies or regulation of any Regulated Market where Shares of the Company are listed or trading) applicable to the Company and (iii) the written representation and undertaking that such Person would be in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Company or under applicable law that are applicable to Directors. (B) Any candidate to be considered must comply as to his/her qualification and affiliations with any laws, regulations, rules or policies (including any rules, policies or regulation of any Regulated Market where Shares of the Company are listed or trading) applicable to the Company.

11.4 Any proposal by Shareholder(s) holding less than ten percent (10%) of the issued share capital (the «Nominating Shareholder(s)»), of candidate(s) for election to the Board of Directors by the General Meeting (a «Proposal») must be received by the Company in writing pursuant to the provisions set forth hereafter, unless otherwise expressly provided by mandatory law:

11.4.1 Notice of Candidates - Timing

11.4.1.1 Any Proposal must be made to the Company by timely written notice by the Nominating Shareholder(s) (the «Notice of Candidates»). To be timely, the Notice of Candidates must be received at the registered office of the Company by the following dates prior to the relevant General Meeting where the election of members to the Board is on the agenda:

11.4.1.2 in the case of a Proposal for election to the Board at an annual General Meeting, not less than ninety (90) days and no more than one hundred and twenty (120) days prior to the date set forth in the Articles for the relevant annual General Meeting; provided that in the event the date of such annual General Meeting is advanced by more than thirty (30) days prior to, or delayed by more than thirty (30) days after, the date set forth in the Articles for the annual General Meeting; the Notice of Candidates must be received in writing by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th ) day prior to such annual General Meeting and not later than the close of business (CET) on the later of the ninetieth (90th ) day prior to such annual General Meeting and the tenth (10th ) day following the day on which the first public announcement of such (advanced or delayed) annual General Meeting is made;

11.4.1.3 in the case of a Proposal for election to the Board at a General Meeting other than the annual General Meeting (it being understood that such Proposal is only admissible if the election of members to the Board is referenced as an agenda item of such General Meeting), the Notice of Candidates in writing must be received by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th ) day prior to such General Meeting and not later than the close of business (CET) on the later of the ninetieth (90th ) day prior to such General Meeting and the tenth (10th ) day following the day on which the first public announcement of such General Meeting is made.

11.4.1.4 An adjournment, postponement or deferral, or announcement of an adjournment, postponement or deferral, of an annual or other General Meeting will not commence a new time period (or extend any time period) for the receipt of a Notice of Candidates by the Company.

11.4.2 The Notice of Candidates must at least include the following information or evidence:

11.4.2.1 the name and record address of each Nominating Shareholder;

11.4.2.2 a representation that each Nominating Shareholder is a holder of Shares of the Company and intends to appear in Person or by proxy at the General Meeting to make the Proposal, and the evidence of such Nominating Shareholder’s holding of Shares;

11.4.2.3 the written consent of the candidate contained therein to being named as a candidate for the election to the Board and in any announcement, proxy statement or other document, and to serve as a Director of the Company if elected;

11.4.2.4 the information under Article 11.3 as to the candidate named therein and evidence that the candidate named therein complies with the provisions of Article 11.3 (B); and the written representation by the Nominating Shareholder(s) and by the candidate contained therein that such information and evidence is true, correct and up to date;

11.4.2.5 the written undertaking by the candidate to promptly provide such further information and/or evidence as may be required by the Company pursuant to Article 11.3;

11.4.2.6 the written undertaking by the Nominating Shareholder(s) to provide the Company promptly with any information or evidence reasonably requested by the Company in order for the Company to comply with any laws, regulations, rules or policies (including any rules, policies or regulation of any Regulated Market where Shares of the Company are listed or trading) applicable to the Company.

11.5 If the Nominating Shareholder(s) (or a qualified representative thereof) does not appear at the applicable General Meeting to make the Proposal, such Proposal shall be disregarded, notwithstanding that proxies in respect thereof may have been received by the Company.

Art. 12. Chairman.

12.1 The Board of Directors shall, to the extent required by law and otherwise may, appoint the chairman of the Board of Directors amongst its members (the «Chairman»). The Chairman shall preside over all meetings of the Board of Directors and of Shareholders. In the absence of the Chairman of the Board, a chairman determined ad hoc, shall chair the relevant meeting.

12.2 In case of a tie, neither the Chairman nor any other Board member shall have a casting (tie breaking) vote.

Art. 13. Board Proceedings.

13.1 The Board of Directors shall meet upon call by (or on behalf of) the Chairman or any two Directors. The Board of Directors shall meet as often as required by the interest of the Company.

13.2 Notice of any meeting of the Board of Directors must be given by letter, cable, telegram, telephone, facsimile transmission, or e-mail advice to each Director, two (2) days before the meeting, except in the case of an emergency, in which event twenty four (24) hours’ notice shall be sufficient. No convening notice shall be required for meetings held pursuant to a schedule previously approved by the Board and communicated to all Board members. A meeting of the Board may also be validly held without convening notice to the extent the Directors present or represented do not object and those Directors not present or represented have waived the convening notice in writing, by facsimile transmission, email or otherwise.

13.3 Meetings of the Board of Directors may be held physically or, in all circumstances, by way of telephone conference call, video conference or similar means of communication which permit the participants to communicate with each other. A Director attending in such manner shall be deemed present at the meeting for as long as he is connected.

13.4 Any Director may act at any meeting of the Board of Directors by appointing in writing by letter or by cable, telegram, facsimile transmission or e-mail another Director as his proxy. A Director may represent more than one of the other Directors.

13.5 The Board of Directors may deliberate and act validly only if a majority of the Board members (entitled to vote) are present or represented. Decisions shall be taken by a simple majority of the votes validly cast by the Board members present or represented (and entitled to vote).

13.6 The Board of Directors may also in all circumstances with unanimous consent pass resolutions by circular means and written resolutions signed by all members of the Board will be as valid and effective as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution and may be evidenced by letters, cables, facsimile transmission, or e-mail.

13.7 The minutes of any meeting of the Board of Directors (or copies or extracts of such minutes which may be produced in judicial proceedings or otherwise) shall be signed by the Chairman, the chairman (ad hoc) of the relevant meeting or by any two (2) Directors or as resolved at the relevant Board meeting or any subsequent Board meeting. Minutes or resolutions of the Board (or copies or extracts thereof) may further be certified by the secretary of the Board.

Art. 14. Delegation of power, committees, secretary.

14.1 The Board may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business, to individual Directors or other officers or agents of the Company (with power to sub-delegate). In addition the Board of Directors may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business, to an executive or other committee as it deems fit. The Board of Directors shall determine the conditions of appointment and dismissal as well as the remuneration and powers of any Person or Persons so appointed.

14.2 The Board of Directors may (but shall not be obliged to unless required by law) establish one or more committees and for which it shall, if one or more of such committees are set up, appoint the members (who may be but do not need to be Board members), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.

14.3 The Board of Directors may appoint a secretary of the Company who may but does not need to be a member of the Board of Directors and determine his/her responsibilities, powers and authorities.

Art. 15. Binding Signature. The Company will be bound by the sole signature of the Chairman or the sole signature of any one (1) Director or by the sole or joint signatures of any Persons to whom such signatory power shall have been delegated by the Board of Directors. For the avoidance of doubt, for acts regarding the daily management of the Company, the Company will be bound by the sole signature of the administrateur délégué («Chief Executive Officer» or «CEO») or any Person or Persons to whom such signatory power is delegated by the Board of Directors (with or without power of substitution).

Art. 16. Board Liability, Indemnification.

16.1 The Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in Article 16.2, every person who is, or has been, a director or officer of the Company or a direct or indirect subsidiary of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been a director or officer of the Company or a direct or indirect subsidiary of the Company and against amounts paid or incurred by him in the settlement thereof. The words «claim», «action», «suit» or «proceeding» shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words «liability» and «expenses» shall include without limitation attorneys’ fees, costs, judgements, amounts paid in settlement and other liabilities.

16.2 No indemnification shall be provided to any director or officer of the Company or a direct or indirect subsidiary of the Company:

16.2.1 Against any liability to the Company or its shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his/her office;

16.2.2 With respect to any matter as to which he/she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company (or as the case may be the relevant subsidiary); or

16.2.3 In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

16.3 The Company may, to the fullest extent permitted by law, purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit, or surety bond on behalf of a director or officer of the Company or a direct or indirect subsidiary of the Company against any liability asserted against him or incurred by or on behalf of him in his capacity as a director or officer of the Company or a direct or indirect subsidiary of the Company.

16.4 The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer of the Company or a direct or indirect subsidiary of the Company may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided herein is not exclusive, and nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

16.5 Expenses in connection with the preparation and representation of a defence of any claim, action, suit or proceeding of the character described in this Article shall be advanced by the Company prior to final disposition thereof upon receipt of an undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he/she is not entitled to indemnification under this Article.

Art. 17. Conflicts of Interest.

17.1 No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors or officers of the Company is interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any Director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

17.2 In the case of a conflict of interest of a Director, such Director shall indicate such conflict of interest to the Board and shall not deliberate or vote on the relevant matter. Any conflict of interest arising at Board level shall be reported to the next General Meeting of Shareholders before any resolution as and to the extent required by law.

Art. 18. General Meetings of Shareholders.

18.1 Any regularly constituted General Meeting of Shareholders of the Company shall represent the entire body of Shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Company.

18.2 The annual General Meeting shall be held, in accordance with Luxembourg law, at the registered office of the Company, or at such other place in Luxembourg as may be specified in the notice of the meeting on the third Thursday in June of each year at 12 noon (local time, CET) (or such other date as may be permitted by law), except for the annual general meeting held in 2013 which has been held on 16th April 2013. If such day is a legal or bank holiday, the annual General Meeting shall be held on the immediately preceding normal business day.

18.3 Other General Meetings may be held at such place and time as may be specified in the respective notices of meeting.

18.4 General Meetings shall be convened in accordance with the provisions of law. If all of the Shareholders are present or represented at a general meeting of Shareholders, the General Meeting may be held without prior notice or publication.

18.5 Proposals from Shareholders for any General Meeting, including, as to in particular without limitation regarding agenda items, resolutions or any other business, may only be made in compliance with the Company Law and Rule 14a-8 and these Articles and will only be accepted by the Company if required by the Company Law and Rule 14a-8 and these Articles.

18.6 The Board of Directors may determine a date preceding the General Meeting as the record date for admission to, and voting any Shares at, the General Meeting (the «GM Record Date»). If a GM Record Date is determined for the admission to and voting at a General Meeting only those Persons holding Shares on the GM Record Date may attend and vote at the General Meeting (and only with respect to those Shares held by them on the GM Record Date).

18.7 Where, in accordance with the provisions of Article 6.1.7 of the present Articles, Shares are recorded in the register(s) of Shareholders in the name of a Depositary or sub-depositary of the former, the certificates provided for in Article 6.1.7 must be received by the Company (or its agents as set forth in the convening notice) no later than the day determined by the Board. Such certificates must (unless otherwise required by applicable law) certify, in case a GM Record Date has been determined, that the Shares were held for the relevant Person on the GM Record Date.

18.8 Proxies for a General Meeting must be received by the Company (or its agents) by the deadline determined by the Board, provided that the Board of Directors may, if it deems so advisable amend these periods of time for all Shareholders and admit Shareholders (or their proxies) who have provided the appropriate documents to the Company (or its agents as aforesaid) to the General Meeting, irrespective of these time limits.

18.9 The Board of Directors shall adopt all other regulations and rules concerning the attendance to the General Meeting, and availability of access cards, proxy forms and/or voting forms in order to enable Shareholders to exercise their right to vote.

18.10 Any Shareholder may be represented at a General Meeting by appointing as his or her proxy another Person, who need not be a Shareholder.

18.11 Holders of notes or bonds or other securities issued by the Company (if any) shall not, unless compulsorily otherwise provided for by law, be entitled to assist or attend General Meetings or receive notice thereof.

Art. 19. Majority and Quorum at the General Meeting.

19.1 At any General Meeting of Shareholders other than a General Meeting convened for the purpose of amending the Company’s Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, no presence quorum is required and resolutions shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes validly cast.

19.2 At any extraordinary General Meeting of Shareholders for the purpose of amending the Company’s Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, the quorum shall be at least one half of the issued share capital of the Company. If the said quorum is not present, a second General Meeting may be convened at which there shall be no quorum requirement (subject to the provisions of Article 19.3). Resolutions amending the Company’s Articles of Incorporation or whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation shall only be validly passed by a two thirds (2/3) majority of the votes validly cast at any such General Meeting, save as otherwise provided by law or the present Articles (including in particular Article 19.3 and Article 20.2).

19.3 Any resolutions for the amendment of the provisions of Article 8 (Limitation of Ownership-Communications Laws), Article 11.1 (with respect to the staggering of Board terms), Articles 11.4 (as to proposal(s) of candidates for election to the Board of Directors), and the present Article 19.3 (and any cross references thereto), shall only be validly passed by the favourable vote of a two thirds (2/3) majority of the Common Shares in issue and entitled to vote.

Art. 20. Amendments of Articles.

20.1 The Articles of Incorporation may be amended from time to time by a resolution of the General Meeting of Shareholders to the quorum and voting requirements provided by the laws of Luxembourg and as may otherwise be provided herein (including without limitation Article 19.3 and Article 20.2).

20.2 The Company shall not, without the affirmative vote of (i) at least two-thirds of the outstanding Preferred A Shares as a separate class or (ii) at least two-thirds of the outstanding Preferred A Shares and all other series of preferred Shares entitled to vote thereon under the Articles of Incorporation or applicable law:

20.2.1 amend or alter the provisions of the Articles of Incorporation so as to authorize or create, or increase the authorized amount of, any specific class or series of Shares ranking senior to the Preferred A Shares with respect to payment of dividends or the distribution, to the extent this adversely impacts the Preferred A Shares, of assets upon the liquidation, dissolution or winding up of the Company; or

20.2.2 amend, alter or repeal the provisions of the Articles of Incorporation which materially and adversely affect the special rights, preferences, privileges and voting powers of the Preferred A Shares; or

20.2.3 consummate a binding Share exchange or reclassification involving the Preferred A Shares or a merger or consolidation of the Company into or with another entity, unless in each case: (i) the Preferred A Shares remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such Preferred A Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Preferred A Shareholders than the rights, preferences, privileges and voting powers of the Preferred A Shares immediately prior to such consummation, taken as a whole, provided, however, that, unless otherwise required by law, (1) any increase in the number of the authorized but unissued preferred Shares, (2) any increase in the authorized or issued number of preferred shares and (3) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred Shares ranking equally with or junior to the Preferred A Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Company, will be deemed not to materially and adversely affect the special rights, preferences, privileges or voting powers of the Preferred A Shares.

Notwithstanding the foregoing, unless otherwise required by law, such vote shall not be required for, and amendments, alteration, supplements or repealing to the terms of the Preferred A Shares may be made without such affirmative vote so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Preferred A Shares, taken as a whole, for the following purposes: (i) to cure any ambiguity or mistake, or to correct or supplement any provision contained in the Articles of Incorporation relating to the Preferred A

Shares that may be defective or inconsistent with any other provision contained in the Articles of Incorporation relating to the Preferred A Shares; or (ii) to make any provision with respect to matters or questions relating to the Preferred A Shares that is not inconsistent with the provisions of the Articles of Incorporation relating to the Preferred A Shares.

Art. 21. Accounting Year. The accounting year of the Company shall begin on first of January and shall terminate on thirty-first of December of each year.

Art. 22. Auditor. The operations of the Company shall be supervised by a supervisory auditor (commissaire aux comptes) who may but need not be a shareholder. The supervisory auditor shall be elected by the General Meeting for a period ending at the next annual General Meeting or until a successor is elected. The supervisory auditor in office may be removed at any time by the General Meeting with or without cause.

In the event the thresholds set by law as to the appointment of an approved statutory auditor (réviseur d’entreprises agréé) are met or otherwise required or permitted by law, the accounts of the Company shall (and in case only permitted but not required by law, may) be supervised by an approved statutory auditor (réviseur d’entreprises agréé).

Art. 23. Dividends/Distributions.

23.1 From the annual net profits of the Company, five per cent (5%) shall be allocated to an un-distributable reserve required by law. This allocation shall cease to be required as soon and as long as such reserve amounts to ten per cent (10%) of the issued share capital of the Company.

23.2 The General Meeting of Shareholders, upon recommendation of the Board of Directors, shall determine how the remainder of the annual net profits will be disposed of.

23.3 Interim distributions (including for the avoidance of doubt, interim dividends) may be declared and paid (including by way of staggered payments) by the Board of Directors (including out of any premium or other capital or other reserves) subject to observing the terms and conditions provided by law either by way of a cash distribution or by way of an in kind distribution (including Shares).

23.4 The distributions declared may be paid in United States Dollars (USD) or any other currency selected by the Board of Directors and may be paid at such places and times as may be determined by the Board of Directors (subject to the resolutions of the General Meeting of Shareholders). The Board of Directors may make a final determination of the rate of exchange applicable to translate distributions of funds into the currency of their payment. Distributions may be made in specie (including by way of Shares).

23.5 In the event it is decided by the General Meeting or the Board (in the case interim distributions declared by the Board or otherwise), that a distribution be paid in Shares or other securities of the Company, the Board of Directors may exclude from such offer such Shareholders it deems necessary or advisable due to legal or practical problems in any territory or for any other reasons as the Board may determine (including Communications Law Limitations).

23.6 A distribution declared but not paid (and not claimed) on a Share after five years cannot thereafter be claimed by the holder of such Share and shall be forfeited by the holder of such Share, and revert to the Company. No interest will be paid on distributions declared and unclaimed which are held by the Company on behalf of holders of Shares.

Art. 24. Liquidation.

24.1 In the event of the dissolution of the Company for whatever reason or at whatever time, the liquidation will be performed by liquidators or by the Board of Directors then in office who will be endowed with the powers provided by articles 144 et seq. of the Company Law. Once all debts, charges and liquidation expenses have been met, any balance resulting shall be paid to the holders of Shares in the Company in accordance with the provisions of these Articles.

Art. 25. Sole Shareholder. If, and as long as one Shareholder holds all the Shares of the Company, the Company shall exist as a single Shareholder company pursuant to the provisions of Company Law. In the event the Company has only one Shareholder, the Company may at the option of the sole Shareholder be managed by one Director as provided for by law and all provisions in the present Articles referring to the Board of Directors shall be deemed to refer to the sole Director (mutatis mutandis), who shall have all such powers as provided for by law and as set forth in the present Articles with respect to the Board of Directors.

Art. 26. Definitions.

Affiliate	Means of any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, «control» (including, with correlative meanings, the terms «controlling,» «controlled by» and «under common control with»), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

Applicable Market Value	Means the average of the Closing Prices per Common Share over the forty (40) consecutive Trading Day period ending on the third (3 rd ) Trading Day immediately preceding the Mandatory Conversion Date.

Articles or Articles of Incorporation	Means the present articles of incorporation of the Company as amended from time to time.

Board or Board of Directors	Means the board of directors (conseil d»administration) of the Company.

Business Day	Means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City, New York or Luxembourg city, Luxembourg are authorized or required by law or executive order to close.

Cash Acquisition	Shall be deemed to have occurred, at such time after the Preferred A Issue Date upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of the Common Shares is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; (ii) any «person» or «group» (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Company, any of its majority-owned subsidiaries or any of the Company»s or its majority-owned subsidiaries» employee benefit plans, or any of the Permitted Holder becoming the «beneficial owner,» directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of share capital then outstanding entitled to vote generally in elections of the Company»s directors, or (iii) our Common Shares (or any Common Shares, depositary receipts or other securities representing common equity interests into which the Preferred A Shares become convertible in connection with a Reorganization Event) cease (further to admission to the New York Stock Exchange in 2013) to be listed for trading on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or other United States national securities exchange.

Cash Acquisition Conversion Rate	Means the conversion rate set forth in the table below for the Effective Date and the Share Price applicable to any Cash Acquisition Conversion that occurs on or prior to the Mandatory Conversion Date:

Effective date	Share price on effective date
	$5.00	$10.00	$12.50	$15.00	$18.00	$20.00
April 17, 2013	2.7297	2.6281	2.5428	2.4597	2.3780	2.3368
May 1, 2014	2.7493	2.6952	2.6199	2.5295	2.4292	2.3759
May 1, 2015	2.7639	2.7534	2.7120	2.6280	2.5000	2.4226
May 1, 2016	2.7778	2.7778	2.7778	2.7778	2.7778	2.5000

Effective date	Share price on effective date
	$22.05	$25.00	$30.00	$40.00	$50.00	$60.00
April 17, 2013	2.3047	2.2729	2.2451	2.2313	2.2311	2.2321
May 1, 2014	2.3340	2.2932	2.2596	2.2450	2.2445	2.2448
May 1, 2015	2.3608	2.3044	2.2665	2.2564	2.2562	2.2562
May 1, 2016	2.2676	2.2676	2.2676	2.2676	2.2676	2.2676

If the Share Price falls between two Share Prices set forth in the table above, or if the Effective Date falls between two Effective Dates set forth in the table above, the Cash Acquisition Conversion Rate shall be determined by straight-line interpolation between the Cash Acquisition Conversion Rates set forth for the higher and lower Share Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year.

If the Share Price is in excess of sixty US Dollars (USD 60.00) per Common Share (subject to adjustment in the same manner as adjustments are made to the Share Price in accordance with the provisions of Article 7.11.3.4, then the Cash Acquisition Conversion Rate shall be the Minimum Conversion Rate. If the Share Price is less than five US Dollars (USD 5.00) per Common Share (subject to adjustment in the same manner as adjustments are made to the Share Price in accordance with the provisions of Article 7.11.3.4, then the Cash Acquisition Conversion Rate shall be the Maximum Conversion Rate. The Share Prices in the column headings in the table above are subject to adjustment in accordance with the provisions of Article 7.11.3.4. The conversion rates set forth in the table above are each subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Article 7.11.

Class	Means a class or series of Shares of the Company, namely the series of Common Shares and the series of Preferred A Shares.

Closing Price

Means for the Common Shares or any securities distributed in a Spin-Off, as the case may be, as of any date of determination:

(i) the closing price or, if no closing price is reported, the last reported sale price, of the Common Shares or such other securities on the New York Stock Exchange on that date; or

(ii) if the Common Shares or such other securities are not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares or such other securities are so traded or, if no closing price is reported, the last reported sale price of the Common Shares or such other securities on the principal U.S. national or regional securities exchange on which the Common Shares or such other securities are so traded on that date; or

(iii) if the Common Shares or such other securities are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for the Common Shares or such other securities in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization; or (iv) if the Common Shares or such other securities are not so quoted by Pink OTC Markets Inc. or a similar organization, the market price of the Common Shares or such other securities on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. For the purposes of these Articles of Incorporation, all references herein to the closing price and the last reported sale price of the Common Shares on the New York Stock Exchange shall be such closing price and last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing price and the last reported sale price on the website of the New York Stock Exchange shall govern.

Common Shareholder	Means a holder of one or more Common Shares (with respect to his/her/its Common Shares).

Common Shares	Means the common shares (actions ordinaires) of the Company with the rights and obligations as set forth in the Articles other than the Preferred A Shares.

Communications Laws	Means the United States Communications Act of 1934, as amended, the United States Telecommunications Act of 1996, any rule, regulation or policy of the Federal Communications Commission, and/or any statute, rule, regulation or policy of any other U.S., federal, state or local governmental or regulatory authority, agency, court commission, or other governmental body with respect to the operation of channels of radio communication and/or the provision of communications services.

Company Law	Means the law of 10th August 1915 on commercial companies as amended (and any replacement law thereof).

Current Market Price

Means per Common Share (or, in the case of Article 7.11.1.4, per Common Share, the Company»s Share capital or equity interest, as applicable) on any date means for the purposes of determining an adjustment to the Fixed Conversion Rate:

(i) for purposes of adjustments pursuant to Article 7.11.1.2, Article 7.11.1.4 in the event of an adjustment not relating to a Spin-Off, and Article 7.11.1.5, the average of the Closing Prices of the Common Shares over the five (5) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(ii) for purposes of adjustments pursuant to Article 7.11.1.4 in the event of an adjustment relating to a Spin-Off, the average of the Closing Prices of the Common Shares, the Company»s share capital or equity interests, as applicable, over the first ten consecutive Trading Days commencing on and including the fifth (5 th ) Trading Day immediately following the effective date of such distribution; and

(iii) for purposes of adjustments pursuant to Article 7.11.1.6, the average of the Closing Prices of the Common Shares over the five (5) consecutive Trading Day period ending on the seventh Trading Day after the Expiration Date of the relevant tender offer or exchange offer.

Director	Means a member of the Board of Director or, as the case may be, the sole Director of the Company.

dividend or distribution	Means any dividend or other distribution whether made out of profits, premium or any other available reserves.

Dividend Payment Date	Means (subject to the relevant declaration being made) February 1, May 1, August 1 and November 1, of each year commencing on August 1, 2013 to and including the Mandatory Conversion Date

Dividend Period	Means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Preferred A Issue Date and shall end on, but exclude, August 1, 2013.

DTC	Means The Depository Trust Corporation or any similar facility or depository used for the settlement of transactions in the Preferred A Shares.

Exchange Act	Means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Ex-Date	Means when used with respect to any issuance or distribution, means the first date on which Common Shares trade without the right to receive such issuance or distribution.

Fair Market Value	Means the fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive.

Fixed Conversion	Rates Means the Maximum Conversion Rate and the Minimum Conversion Rate.

General Meeting	Means the general meeting of Shareholders.

Junior Shares	Means (i) the Common Shares and (ii) each other class or series of share capital or series of preferred shares established after the Preferred A Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred A Shares as to dividend or distribution rights or rights upon the Company»s liquidation, winding-up or dissolution.

Liquidation Preference	Means, as to the Preferred A Shares, USD 50.00 per Preferred A Share.

Management Group	Means the group consisting of the directors, executive officers and other management personnel of the Company on the Preferred A Issue Date.

Mandatory Conversion Date	Means May 1, 2016.

Officers Certificate	Means a certificate of the Company, signed by any of the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Company duly authorized therefore.

outstanding	Means with respect to Shares, Shares that are in issue and not held in treasury by the Company or a subsidiary of the Company.

Parity Shares	Means any class or series of share capital or class or series of preferred shares established after the Preferred A Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Preferred A Shares as to dividend or distribution rights or rights upon the Company»s liquidation, winding-up or dissolution.

Permitted Holders	Means, at any time, (i) the Sponsors, (ii) the Management Group and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and/or (ii) above, and that (directly or indirectly) hold or acquire beneficial ownership of the share capital of the Company entitled to vote in elections of the Company»s directors (a «Permitted Holder Group»), so long as no Person or other «group» (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the share capital of the Company entitled to vote in elections of the Company»s directors held by such Permitted Holder Group.

Person	Means any individual, partnership, firm, corporation, limited liability company, business trust, joint-stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

Preferred A Issue Date	Shall mean April 23, 2013, the first original issue date of the Preferred A Shares.

Preferred A Record Date	Means the January 15, April 15, July 15 and October 15, immediately preceding the Dividend Payment Date on February 1, May 1, August 1 and November 1, respectively. These Preferred A Record Dates shall apply regardless of whether a particular Preferred A Record Date is a Business Day.

Preferred A Record Holders	Means a holder of record of Preferred A Shares at 5:00 p.m., New York City time, on a Preferred A Record Date.

Preferred A Shareholder	Means a holder of one or more Preferred A Shares (with respect to his/her/its Preferred A Shares).

Preferred A Shares	Means the Series A mandatory convertible junior non-voting preferred shares (actions préférentielles junior sans droits de vote convertibles obligatoirement en actions ordinaires) of the Company with the rights and obligations as set forth in the Articles.

RCS Law	Means the law dated 19 December 2002 concerning the register of commerce and of companies as well as the accounting and the annual accounts of undertakings.

Regulated Market	Means any official stock exchange or securities exchange market in the European Union, the United States of America or elsewhere.

Rule 14a-8	Means Rule 14a-8 of the Exchange Act and any successor rule promulgated thereunder.

SEC	Means the United States Securities and Exchange Commission.

Senior Shares	Means each class or series of share capital or series of preferred shares established after the Preferred A Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Preferred A Shares as to dividend or distribution rights or rights upon the Company»s liquidation, winding-up or dissolution.

set apart	Means with respect to treasury Shares, such treasury Shares which have been set apart for a specific purpose or with respect to authorized unissued Shares, Shares for which the issuance has been decided in principle by the Board for a specific purpose.

Share Dilution Amount	Means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the Preferred A Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any share split, share dividend, reverse share split, reclassification or similar transaction.

Share Price	Means the price paid per Common Share in a Cash Acquisition. If the consideration paid consists only of cash, the Share Price shall equal the amount of cash paid per Common Share. If the consideration paid consists, in whole or in part, of any property other than cash, the Share Price shall be the average VWAP per Common Share over the ten (10) consecutive Trading Day period ending on the Trading Day preceding the Effective Date.

Shareholder	Means subject to the Articles a duly registered holder of one or more Shares of the Company.

Shares	Means the shares (actions) of the Company regardless of class or series.

Shelf Registration Statement	Shall mean a shelf registration statement filed with the SEC in connection with the issuance of or resales of Common Shares issued as payment of a Preferred Dividend, including Preferred Dividends paid in connection with a conversion.

Spin-Off	Means a dividend or distribution to all holders of Common Shares consisting of share capital of, or similar equity interests in, or relating to a subsidiary or other business unit of the Company.

Sponsors	Means (1) one or more investment funds advised, managed or controlled by BC Partners Holdings Limited or any Affiliate thereof, (2) one or more investment funds advised, managed or controlled by Silver Lake or any Affiliate thereof and (3) one or more investment funds advised, managed or controlled by any of the Persons described in (1) and (2) of this definition, and, in each case, (whether individually or as a group) their Affiliates.

Trading Days	Means days on which the Common Shares: a) are not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and (b) have traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Shares.

VWAP	Means per Common Share on any Trading Day the per Common Share volume-weighted average price as displayed on Bloomberg page «IAQR» (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, «VWAP» means the market value per Common Share on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. The «average VWAP» means the average of the VWAP for each Trading Day in the relevant period.

Art. 27. Applicable law, Forum.

27.1 For anything not dealt with in the present Articles of Incorporation, the Shareholders refer to the relevant legislation.

27.2 The competent Luxembourg courts shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a duty owed by any director or officer of the Company to the Company or the Company’s Shareholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Company Law and the RCS Law or the Company’s Articles of Incorporation, and (iv) any action asserting a claim against the Company with respect to its internal affairs, relationship with its Shareholders or other holders of interest, its directors, officers, or any action as to its Articles of Incorporation or other constitutional or governing documents.